Exhibit 10.2

AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of January 13, 2010, by and among Reit Management & Research LLC, a Delaware limited liability company (“Managing Agent”), and Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), on behalf of itself and those of its subsidiaries as may from time to time own properties subject to this Agreement (each, an “Owner” and, collectively, “Owners”).

W I T N E S S E T H :

WHEREAS, Owners and Managing Agent are parties to a Master Management Agreement, dated as of January 1, 2006 (as amended, the “Original Agreement”), pursuant to which Owners have engaged Managing Agent to manage certain of the office and other properties which are not hospitality or travel center properties (such types of properties, the “Properties”) from time to time subject to this Agreement (the “Managed Premises”); and

WHEREAS, Owners and Managing Agent wish to amend and restate the Original Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the agreements herein contained, Owners and Managing Agent hereby agree that the Original Agreement is hereby amended and restated to read in its entirety as follows:

1.                                       Engagement.  Subject to the terms and conditions hereinafter set forth, Owners hereby continue to engage Managing Agent to provide the property management and administrative services with respect to the Managed Premises contemplated by this Agreement.  Managing Agent hereby accepts such continued engagement as managing agent and agrees to devote such time, attention and effort as may be appropriate to operate and manage the Managed Premises in a diligent, orderly and efficient manner.  Managing Agent may subcontract out some or all of its obligations hereunder to third party managers; provided, however, that, in any such event, Managing Agent shall be and remain primarily liable to Owners for performance hereunder.

Notwithstanding anything to the contrary set forth in this Agreement, the services to be provided by Managing Agent hereunder shall exclude all services (including, without limitation, any garage management or cafeteria management services) whose performance by a manager to any Owner could give rise to an Owner’s receipt of “impermissible tenant service income” as defined in §856(d)(7) of the Internal Revenue Code of 1986 (as amended or superseded hereafter) or could in any other way jeopardize an Owner’s federal or state tax qualification as a real estate investment trust.  Managing Agent shall not perform any such service and if, in the event Managing Agent shall inadvertently perform any such service, no compensation therefor shall be paid or payable hereunder.

2.                                       General Parameters.  Any or all services may be performed or goods purchased by Managing Agent under arrangements jointly with or for other properties owned or managed by Managing Agent and the costs shall be reasonably apportioned.  Managing Agent may employ personnel who are assigned to work exclusively at the Managed Premises or partly at the Managed Premises and other buildings owned and/or managed by Managing Agent.  Wages, benefits and other related costs of centralized accounting personnel and employees employed by Managing Agent and assigned to work exclusively or partly at the Managed Premises shall be fairly apportioned and reimbursed, pro rata, by Owners in addition to the Fee and Construction Supervision Fee (each as defined in Section 6).

3.                                       Duties.  Without limitation, Managing Agent agrees to perform the following specific duties:

(a)                                  To seek tenants for the Managed Premises in accordance with market rents and to negotiate leases including renewals thereof and to lease space to tenants, at rentals, and for periods of occupancy all on market terms.  To employ appropriate means in order that the availability of rental space is made known to potential tenants, including, but not limited to, the employment of brokers.  The brokerage and legal expenses of negotiating such leases and leasing such space shall be paid by the applicable Owner.

(b)                                 To collect all rents and other income from the Managed Premises and to give receipts therefor, both on behalf of Owners, and deposit such funds in such banks and such accounts as are named, from time to time, by Owners, in agency accounts for and under the name of Owners.  Managing Agent shall be empowered to sign disbursement checks on these accounts.

(c)                                  To make contracts for and to supervise any repairs and/or alterations to the Managed Premises, including tenant improvements and decoration of rental space on reasonable commercial terms.

(d)                                 For Owners’ account and at its expense, to hire, supervise and discharge employees as required for the efficient operation and maintenance of the Managed Premises.

(e)                                  To obtain, at Owners’ expense, appropriate insurance for the Managed Premises protecting Owners and Managing Agent while acting on behalf of Owners against all normally insurable risks relating to the Managed Premises and complying with the requirements of Owners’ mortgagee, if any, and to cause the same to be provided and maintained by all tenants with respect to the Managed Premises to the extent required by the terms of such tenants’ leases.  Notwithstanding the foregoing, Owners may determine to purchase insurance directly for their own account.

(f)                                    To promptly notify the applicable Owner’s insurance carriers, as required by the applicable policies, of any casualty or injury to person or property at the Managed Premises, and complete customary reports in connection therewith.

(g)                                 To procure seasonably all supplies and other materials necessary for the proper operation of the Managed Premises, at Owners’ expense.

(h)                                 To pay promptly from rental receipts, other income derived from the Managed Premises, or other monies made available by Owners for such purpose, all costs incurred in the operation of the Managed Premises which are expenses of Owners hereunder, including wages or other payments for services rendered, invoices for supplies or other items furnished in relation to the Managed Premises, and pay over forthwith the balance of such rental receipts, income and monies to Owners or as Owners shall from time to time direct.  (In the event that the sum of the expenses to operate and the compensation due Managing Agent exceed gross receipts in any month and no excess funds from prior months are available for payment of such excess, Owners shall pay promptly the amount of the deficiency thereof to Managing Agent upon receipt of statements therefor.)

(i)                                     To keep Owners apprised of any material developments in the operation of the Managed Premises.

(j)                                     To establish reasonable rules and regulations for tenants of the Managed Premises.

(k)                                  On behalf of and in the name of Owner, to institute or defend, as the case may be, any and all legal actions or proceedings relating to operation of the Managed Premises.

(l)                                     To maintain the books and records of Owners reflecting the management and operation of the Managed Premises, making available for reasonable inspection and examination by Owners or its representatives, all books, records and other financial data relating to the Managed Premises.

(m)                               To prepare and deliver seasonably to tenants of the Managed Premises such statements of expenses or other information as shall be required on the landlord’s part to be delivered to such tenants for computation of rent, additional rent, or any other reason.

(n)                                 To aid, assist and cooperate with Owners in matters relating to taxes and assessments and insurance loss adjustments, notify Owners of any tax increase or special assessments relating to the Managed Premises and to enter into contracts for tax abatements services.

(o)                                 To provide such emergency services as may be required for the efficient management and operation of the Managed Premises on a 24-hour basis.

(p)                                 To enter into contracts on commercially reasonable terms for utilities (including, without limitation, water, fuel, electricity and telephone) and for building services (including, without limitation, cleaning of windows, common areas and tenant space, ash, rubbish and garbage hauling, snow plowing, landscaping, carpet cleaning and vermin extermination), and for other services as are appropriate to first class office space.

(q)                                 To seek market terms for all items purchased or services contracted by it under this Agreement.

(r)                                    To take such action generally consistent with the provisions of this Agreement as Owners might with respect to the Managed Premises if personally present.

(s)                                  To, from time to time, or at any time requested by the Board of Trustees of the Company (the “Trustees”), make reports of its performance of the foregoing services to the Company.

4.                                       Authority.  Owners give to Managing Agent the authority and powers to perform the foregoing duties on behalf of Owners and authorize Managing Agent to incur such reasonable expenses, specifically contemplated in Section 2, on behalf of Owners as are necessary in the performance of those duties.

5.                                       Special Authority of Managing Agent.  In addition to, and not in limitation of, the duties and authority of Managing Agent contained herein, Managing Agent shall perform the following duties:

(a)                                  Terminate tenancies and sign and serve in the name of Owners such notices therefor as may be required for the proper management of the Managed Premises.

(b)                                 At Owners’ expense, institute and prosecute actions to evict tenants and recover possession of rental space, and recover rents and other sums due; and when expedient, settle, compromise and release such actions or suits or reinstate such tenancies.

6.                                       Compensation.

(a)                                  In consideration of the services to be rendered by Managing Agent hereunder, Owners agree to pay and Managing Agent agrees to accept as its sole compensation (i) a management fee (the “Fee”) equal to three percent (3%) of the gross collected rents actually received by Owners from the Managed Premises, such gross rents to include all fixed rents, percentage rents, additional rents, operating expense and tax escalations, and any other charges paid to Owners in connection with occupancy of the Managed Premises, but excluding any amounts collected from tenants to reimburse Owners for the cost of capital improvements or for expenses incurred in curing any tenant default or in enforcing any remedy against any tenant; and (ii) a construction supervision fee (the “Construction Supervision Fee”) in connection with all interior and exterior construction renovation or repair activities at the Managed Premises, including, without limitation, all tenant and capital improvements in, on or about the Managed Premises, undertaken during the term of this Agreement, other than ordinary maintenance and repair, equal to five percent (5%) of the cost of such construction which shall include the costs of all related professional services and the cost of general conditions.

(b)                                 Unless otherwise agreed, the Fee shall be due and payable monthly, in arrears based on a reasonable annual estimate or budget with an annual reconciliation within thirty (30) days after the end of each calendar year.  The Construction Supervision Fee shall be due and payable periodically, as agreed by Managing Agent and Owners, based on actual costs incurred to date.

(c)                                  Notwithstanding anything herein to the contrary, Owners shall reimburse Managing Agent for reasonable travel expenses incurred when traveling to and from the Managed Premises while performing its duties in accordance with this Agreement; provided, however, that, reasonable travel expenses shall not include expenses incurred for travel to and from the Managed Premises by personnel assigned to work exclusively at the Managed Premises.

(d)                                 Managing Agent shall be entitled to no other additional compensation, whether in the form of commission, bonus or the like for its services under this Agreement.  Except as otherwise specifically provided herein with respect to payment by Owners of legal fees, accounting fees, salaries, wages, fees and charges of parties hired by Managing Agent on behalf of Owners to perform operating and maintenance functions in the Managed Premises, and the like, if Managing Agent hires third parties to perform services required to be performed hereunder by Managing Agent without additional charge to Owners, Managing Agent shall (except to the extent the same are reasonably attributable to an emergency at the Managed Premises) be responsible for the charges of such third parties.

7.                                       Term of Agreement.  This Agreement shall continue in force and effect until December 31, 2010, and shall be automatically renewed for successive one year terms annually thereafter unless notice of non-renewal is given by the Company, on behalf of itself and Owners,  or Managing Agent before the end of the term.  It is expected that the terms and conditions may be reviewed by the Independent Trustees as defined in the Company’s Bylaws, as amended as of the date hereof (the “Independent Trustees”), of the Compensation Committee of the Board of Trustees of the Company at least annually.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension thereof, may be terminated (a) by either the Company, on behalf of itself and the Owners, or Managing Agent upon sixty (60) days’ written notice to the other party, which termination, if by the Company, must be approved by a majority vote of the Independent Trustees of the Compensation Committee of the Board of Trustees of the Company, or if by Managing Agent, must be approved by a majority vote of the directors of Managing Agent; and (b) by Managing Agent upon five (5) business days written notice to the Company if there is a Change of Control.  This Agreement may be terminated with respect to less than all of the properties comprising the Managed Premises to accommodate any sale of some properties comprising the Managed Premises with Managing Agent’s consent.

For purposes of this Agreement, a “Change of Control” shall mean:  (a) the acquisition by any person or entity, or two or more persons or entities acting in concert, of beneficial ownership (such term, for purposes of this Section 7, having the meaning provided such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, or any combination thereof, of the Company’s outstanding common shares of beneficial interest or other voting interests of the Company, including voting proxies for such shares, or the power to direct the management and policies of the Company, directly or indirectly (excluding Managing Agent and its affiliates and persons or entities that beneficially own 9.8% or more of the Company’s outstanding common shares of beneficial interest as of immediately prior to the execution and delivery of this Agreement by the parties hereto); (b) the merger or consolidation of the Company with or into any other entity (other than the merger or consolidation of any entity into the Company that does not result in a Change in Control of the Company under clauses (a), (c), or (d) of this definition); (c) any one or more sales or conveyances to any person or entity of all or any material portion of the assets (including capital stock or other equity interests) or business of the Company and its subsidiaries taken as a whole; or (d) the cessation, for any reason, of the individuals who at the beginning of any 36 consecutive month period constituted the Trustees (together with any new trustees whose election by the Trustees or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of any such period or whose election or nomination for election was previously so approved) to constitute a majority of the Trustees then in office; provided, however, a Change of Control of the Company shall not include the acquisition by any person or entity, or two or more persons or entities acting in concert, of beneficial ownership of 9.8% or more of the Company’s outstanding common shares of beneficial interest or other voting interests of the Company if such acquisition is approved by the Trustees in accordance with the Company’s organizational documents and if such acquisition is otherwise in compliance with applicable law.

Section 8 hereof shall govern the rights, liabilities and obligations of the parties upon termination of this Agreement; and, except as provided in Section 8, such termination shall be without further liability of either party to the other, other than for breach or violation of this Agreement prior to termination.

8.                                       Termination or Expiration.  Upon termination or expiration of this Agreement with respect to any of the Managed Premises for any reason whatsoever, Managing Agent shall as soon as practicable turn over to Owners all books, papers, funds, records, keys and other items relating to the management and operation of such Managed Premises, including, without limitation, all leases in the possession of Managing Agent and shall render to Owners a final accounting with respect thereto through the date of termination.  Owners shall be obligated to pay all compensation for services rendered by Managing Agent hereunder prior and up to the effective time of such termination, including, without limitation, any Fees and Construction Supervision Fees, and shall pay and reimburse to Managing Agent all expenses and costs incurred by Managing Agent prior and up to the effective time of such termination which are otherwise payable or reimbursable to Managing Agent pursuant to the terms of this Agreement.  The amount of such fees paid as compensation pursuant to the foregoing sentence shall be subject to adjustment in accordance with the annual reconciliation contemplated by Section 6(b) and consistent with past practices in performing such reconciliation.

9.                                       Assignment of Rights and Obligations.

(a)                                  Without Owners’ prior written consent, Managing Agent shall not sell, transfer, assign or otherwise dispose of or mortgage, hypothecate or otherwise encumber or permit or suffer any encumbrance of all or any part of its rights and obligations hereunder, and any transfer, encumbrance or other disposition of an interest herein made or attempted in violation of this paragraph shall be void and ineffective, and shall not be binding upon Owners.  Notwithstanding the foregoing, Managing Agent may assign its rights and delegate its obligations under this Agreement to any successor in interest who shall acquire substantially all the assets of Managing Agent and substantially all of the personnel that are utilized by Managing Agent to perform services under this Agreement.

(b)                                 Owners, without Managing Agent’s consent, may assign its rights and obligations hereunder to any mortgagee with respect to, or successor Owners of, the Managed Premises, but not otherwise.

(c)                                  Consistent with the foregoing paragraphs (a) and (b), the terms “Owners” and “Managing Agent” as used in this Agreement shall mean the original parties hereto and their respective mortgagees, successors, assigns, heirs and legal representatives.

10.                                 Indemnification and Insurance.

(a)                                  Owners agree to defend, indemnify and hold harmless Managing Agent from and against all costs, claims, expenses and liabilities (including reasonable attorneys’ fees) arising out of Managing Agent’s performance of its duties in accordance with this Agreement including, without limitation, injury or damage to persons or property occurring in, on or about the Managed Premises and violations or alleged violations of any law, ordinance, regulation or order of any governmental authority regarding the Managed Premises except any injury, damage or violation resulting from Managing Agent’s fraud, gross negligence or willful misconduct in the performance of its duties hereunder.

(b)                                 Owners and Managing Agent shall maintain such commercially reasonable insurance as shall from time to time be mutually agreed by Owners and Managing Agent.

11.                                 Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, on the next business day if transmitted by a nationally recognized overnight courier or on the third business day following mailing by first class mail, postage prepaid, in each case as follows (or at such other United States address or facsimile number for a party as shall be specified by like notice):

If to the Company or the Owners:

Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts 02458
Attention:  President
Facsimile No.:  (617) 969-5730

If to Managing Agent:

Reit Management & Research LLC
400 Centre Street
Newton, Massachusetts 02458
Attention:  President
Facsimile No.:  (617) 928-1305

12.                                 Limitation of Liability.

(a)                                  Neither Owners nor Managing Agent shall be personally liable hereunder, all such liability being limited in the case of Owners to the interest of Owners in the Managed Premises and in the case of Managing Agent, to its interest hereunder.

(b)                                 The Declarations of Trust establishing certain Owners, a copy of each, together with all amendments thereto (the “Declarations”), are duly filed with the Department of Assessments and Taxation of the State of Maryland, provide that the names of such Owners refers to the trustees under such Declarations collectively as trustees, but not individually or personally.  No trustee, officer, shareholder, employee or agent of such Owners shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, such Owners.  All persons and entities dealing with such Owners, in any way, shall look only to the respective assets of such Owners for the payment of any sum or the performance of any obligation of such Owners.  In any event, all liability of such Owners hereunder is limited to the interest of such Owners in the Managed Premises and, in the case of Managing Agent, to its interest hereunder.

13.                                 Additional Properties.  Unless Owners and Managing Agent otherwise agree in writing, all Properties from time to time acquired by Owners or their affiliates shall automatically become subject to this Agreement without amendment hereof.

14.                                 Modification of Agreement.  This Agreement may not be modified, altered or amended in any manner except by an amendment in writing, duly executed by the parties hereto.

15.                                 Independent Contractor.  This Agreement is not one of general agency by Managing Agent for Owners, but one with Managing Agent engaged as an independent contractor.  Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common or other similar relationship between Owners and Managing Agent for any purposes whatsoever, and, without limiting the generality of the foregoing, neither the terms of this Agreement nor the fact that Owners and Managing Agent have joint interests in any one or more investments, ownership or other interests in any one or more entities or may have common officers or employees or a tenancy relationship shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

16.                                 Law Governing.  This Agreement shall be governed by and in accordance with the laws of The Commonwealth of Massachusetts.

17.                                 Successors and Assigns.  This Agreement shall be binding upon any successors or permitted assigns of the parties hereto as provided herein.

18.                                 No Third Party Beneficiary.  Except as otherwise provided in Section 21(i), no person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

19.                                 Severability.                            If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

20.                                 Survival.  The provisions of Sections 6, 8, 10, 11, 12, 16, 18, 19, 20, 21 and 22 of this Agreement shall survive the termination hereof.

21.                                 Arbitration.

(a)               Any disputes, claims or controversies between the parties (i) arising out of or relating to this Agreement or the provision of services by Managing Agent pursuant to this Agreement, or (ii) brought by or on behalf of any shareholder of the Owners (which, for purposes of this Section 21, shall mean any shareholder of record or any beneficial owner of shares of the Owners, or any former shareholder of record or beneficial owner of shares of the Owners), either on his, her or its own behalf, on behalf of the Owners or on behalf of any series or class of shares of the Owners or shareholders of the Owners against the Owners or any trustee, officer, manager (including Reit Management & Research LLC or its successor), agent or employee of the Owners, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement or the Declarations of Trust or the Bylaws of the Owners (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 21.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, officers or managers of the Owners and class actions by a shareholder against those individuals or entities and the Owners.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

(b)              There shall be three arbitrators.  If there are only two parties to the Dispute (with, for purposes of this Section 21, any and all Owners involved in the Dispute treated as one party), each party shall select one arbitrator within 15 days after receipt by respondent of a copy of the demand for arbitration.  Such arbitrators may be affiliated or interested persons of such parties.  If either party fails to timely select an arbitrator, the other party to the Dispute shall select the second arbitrator who shall be neutral and impartial and shall not be affiliated with or an interested person of either party.  If there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator.  Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either all claimants or all respondents fail to timely select an arbitrator then such arbitrator (who shall be neutral, impartial and unaffiliated with any party) shall be appointed by the parties who have appointed the first arbitrator.  The two arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within 15 days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)               The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)              There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(e)               In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of The Commonwealth of Massachusetts.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

(f)                 Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Owners’ award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

(g)              An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(h)              Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

(i)                  This Section 21 is intended to benefit and be enforceable by the shareholders, directors, officers, managers (including Managing Agent or its successor), agents or employees of the Owners and the Owners and shall be binding on the shareholders of the Owners and the Owners, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

22.                                 Consent to Jurisdiction and Forum.  This Section 22 is subject to, and shall not in any way limit the application of, Section 21; in case of any conflict between this Section 22 and Section 21, Section 21 shall govern.  The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 11 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

23.                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and cancels any pre-existing agreements with respect to such subject matter.

24.                                 Other Agreements.                                      The Company and Managing Agent are also parties to a Business Management Agreement, dated as of the date hereof, as in effect from time to time (the “Business Management Agreement”).  The parties agree that this Agreement does not include or otherwise address the rights and obligations of the parties under the Business Management Agreement and that the Business Management Agreement provides for its own separate rights and obligations of the parties thereto, including without limitation separate compensation payable by the Company to Managing Agent thereunder for services to be provided by the Managing Agent pursuant to the Business Management Agreement.

[Signature Page To Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Property Management Agreement as a sealed instrument as of the date above first written.

MANAGING AGENT:

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ John C. Popeo
Name: John C. Popeo
Title: Executive Vice President and Treasurer

OWNERS:

HOSPITALITY PROPERTIES TRUST, on its own behalf and on behalf of its subsidiaries

By:	/s/ John G. Murray
Name: John G. Murray
Title: President and Chief Operating Officer